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                                                                       EXHIBIT 5




                                                                   ________,1998


IPC Information Systems, Inc.
Wall Street Plaza
88 Pine Street
New York, New York 10005


Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036


Goldman, Sachs & Co.
One New York Plaza
New York, New York 10004


        Re:     IPC Information Systems, Inc.
                Senior Discount Notes due 2008
                Registration Statement on Form S-3
                ----------------------------------

Ladies and Gentlemen:

        We have acted as counsel for IPC Information Systems, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of $___________ aggregate principal amount at maturity ($180,000,000 initial accreted value) of its Senior Discount Notes due 2008
(the "Notes"). The Notes are issuable under the Indenture, dated as of April _____, 1998 (the "Indenture"), between the Company and United States Trust Company of New York, as indenture trustee (the "Indenture Trustee"). The Indenture is substantially in the form filed as an Exhibit to the Registration Statement. The Notes will be purchased pursuant to an Underwriting Agreement dated as of April ____, 1998 (the "Underwriting Agreement") between the Company and certain underwriters named therein (the "Underwriters"). The Underwriting Agreement is substantially in the form filed as an Exhibit to the Registration Statement. This opinion is rendered pursuant to Item 601(S) of Regulation S-K promulgated by the Securities and Exchange Commission.

        In connection with rendering this opinion letter, we have examined the Indenture and the Underwriting Agreement, each as set forth as an Exhibit to the Registration Statement, the Registration Statement and such other documents as we have deemed necessary. As to matters of fact, we have examined and relied upon representations or certifications of officers of the Company or public officials. We have
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IPC Information Systems, Inc.
April   , 1998                                                           Page 2.


assumed the legal capacity of all natural persons and the genuineness of all signatures. We have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have assumed that all parties, other than the Company, had the corporate power and authority to enter into and perform all obligations thereunder. As to such parties, we have also assumed the due authorization by all requisite corporate action, the due execution and delivery and the validity, binding effect and enforceability of such documents.

        In rendering this opinion letter, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York, and the corporate laws of the State of Delaware, nor do we express any opinion on any issue not expressly addressed below.

        Based upon and subject to the foregoing, we are of the opinion that the Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be entitled to the benefits of the Indenture under the laws of the State of New York and will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, receivership, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus included in the Registration Statement under the heading "Legal Matters."

                                          Very truly yours,


                                          THACHER PROFFITT & WOOD